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                                                                 EXHIBIT 2.1

            AGREEMENT FOR PURCHASE AND SALE OF ASSETS

THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS ("Agreement"), dated as of March 12, 1999 (the "Effective Date"), is entered into by and between Monterey Pasta Company, a Delaware corporation
("Purchaser"), Frescala Foods, Inc., an Oregon corporation ("Seller"), Steven A. Ness ("Ness") and Edward P. Gistaro ("Gistaro", and together with Ness, collectively the "Founders").

                                RECITALS

     A. Seller is the owner of certain assets described in more detail on Exhibit A attached hereto, and using such assets, produces and distributes refrigerated gourmet pasta, sauces and cheese (the
"Business").

     B. Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, the Purchased Assets (as defined below) on the terms and subject to the conditions set forth in this Agreement.

     C. As a condition and inducement to Purchaser's willingness to enter into this Agreement, upon execution and delivery of this Agreement, the Founders and Albert Mijangos ("Mijangos") are entering into and delivering Consulting Agreements in the form attached hereto as Exhibit B.

     D. As a condition and inducement to Purchaser's willingness to enter into this Agreement, upon execution and delivery of this Agreement, Jim Pitkethley ("Pitkethley") is entering into and delivering a Broker Agreement in the form attached hereto as Exhibit C.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties agree as follows:

     1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth in this Section 1.

     1.1 Closing. "Closing" means the closing of the sale and transfer of the Purchased Assets from Seller to Purchaser.

     1.2 Closing Date. "Closing Date" means the date set forth in Section 8.1, or such other date as Purchaser and Seller may agree upon in writing.

     1.3 Excluded Assets. "Excluded Assets" means accounts receivable, cash on hand, recipes of Cucina, recipes of products manufactured for Tex-A-France and any prepaid property taxes, insurance and utilities where the prepayment period pertains to periods after the Closing Date.

     1.4     Existing Business.  "Existing Business" means the
Business with the customers (each an "Existing Business Customer") identified on Exhibit D.

     1.5 Existing Business Earnout Amount. "Existing Business Earnout Amount" is an amount equal to the product of (i) the amount by which Existing Business Gross Sales exceed $2,200,000 multiplied by
(ii) 1.5 multiplied by (iii) .25; provided that, if Existing Business Gross Sales do not exceed $2,200,000, the Existing Business Earnout Amount shall be zero.

     1.6     Existing Business Gross Sales.  "Existing Business
Gross Sales" is an amount equal to the quotient of (i) Gross Sales Revenue generated by the Business from Existing Business during the period from the Closing Date to October 31, 1999 (the "Existing Business Earnout Period") divided by (ii) the quotient of (x) the number of days in the Existing Business Earnout Period divided by (y) 365;

     1.7 Gross Sales Revenue. "Gross Sales Revenue" is the price, before any reduction, promotions or allowances, at which products are sold to customers; provided that, a "sale" shall be deemed to have occurred when products are shipped.

     1.8 Knowledge. Seller shall be deemed to have "Knowledge" of a particular fact or other matter if any of the following individuals is actually aware of such fact or other matter: the Founders, any officer or director of Seller and Mijangos; provided that, Seller shall make reasonable inquiry of employees that Seller engages in a management capacity.

     1.9     New Business.  "New Business" means the customers
(each a "New Business Customer") identified on Exhibit E that have been approved by Purchaser, who shall have the right to decline, in its sole discretion, any New Business Customer; provided that, once Purchaser has declined a New Business Customer, Purchaser shall have no right to accept orders from that New Business Customer for a period of six (6) months following the Closing Date or any such orders accepted after a previous decline by Purchaser shall thereafter be included as New Business.

     1.10    New Business Earnout Amount.  "New Business Earnout
Amount" is an amount equal to the product of (i) New Business Gross Sales multiplied by (ii) .75 multiplied by (iii) .25.

     1.11 New Business Gross Sales. "New Business Gross Sales" is an amount equal to the product of (i) the sum of the first three (3) consecutive months of Gross Sales Revenue generated by the Business from a New Business Customer (calculated on a customer-by-customer basis) during the ten (10) months following the Closing Date (the "New Business Earnout Period") multiplied by (ii) four (4); provided that, the first of the three (3) consecutive months of sales required from a New Business Customer must be attributable to a firm commitment from the New Business Customer generated during the four (4) months following the Closing Date, or the Gross Sales Revenue generated by such New Business Customer shall not be included in New Business Gross Sales; provided further that, Purchaser reserves the right to decline, in its sole discretion, any order from a New Business Customer. Any period in this Agreement measured in months following the Closing Date shall be deemed to commence on the Closing Date and end the specified number of months later on the same day of the month on which the Closing Date occurred.

     1.12 Plant Closing Date. "Plant Closing Date" means the date mutually agreed upon by the parties by which Purchaser shall have vacated the plant located at 12200 Crown Point, San Antonio, TX 78233 (the "Plant"), but in no event shall such date be more than six (6) months after the Closing Date.

     1.13 Purchased Assets. "Purchased Assets" means the tangible and intangible assets related to the Business as described on Exhibit A. Purchased Assets shall not include Excluded Assets.

     1.14 Useable Inventory. "Useable Inventory" means inventory useable in the normal course of business by Seller on Seller's equipment as shown on the books and records of Seller and agreed to by Albert Mijangos (or other individual identified by Seller in writing to Purchaser, as Seller's representative) and Pete Klein as of the date immediately preceding the Closing Date, excluding any items mutually agreed upon by Purchaser and Seller.

     1.15 Useable Inventory Amount. "Useable Inventory Amount" means the cash value of the Usable Inventory as measured by Steve Brinkman using the cost of acquisition method, and subject to mutual agreement by Purchaser and Seller in accordance with Seller's historical practices at the actual cost for raw materials and packaging, and at Seller's standard cost for finished goods, where standard cost is determined without allocating plant overhead but otherwise in accordance with Generally Accepted Accounting Principles ("GAAP").

     2.      PURCHASE AND SALE.

     2.1 Transfer of Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, convey, assign, and transfer to Purchaser, and Purchaser shall purchase, acquire and accept, all rights, title, and interests in and to the Purchased Assets, together with the goodwill of the business symbolized by any and all trademarks, trade names or service marks included in the Purchased Assets and any registrations thereof, free and clear of any liens, encumbrances, claims, restrictions, or reversionary rights.

     2.2 Consideration for the Purchased Assets. As full consideration for the Purchased Assets, Purchaser shall deliver and pay Seller the following consideration (the "Purchase Price"):

     2.2.1 $1,175,000 at Closing; provided that, if Cucina and Purchaser have not entered into an agreement to replace the agreement dated September 7, 1995 between Cucina and Seller, then $45,000 of this payment shall be delayed and not delivered unless on or before termination of the New Business Earnout Period such an agreement is reached between Purchaser and Cucina.

     2.2.2   The Useable Inventory Amount at Closing;

     2.2.3 Existing Business Earnout Amount to be paid no later than ten (10) days following termination of the Existing Business Earnout Period; and

     2.2.4 New Business Earnout Amount to be paid no later than ten (10) days following the termination of the New Business Earnout Period.

     2.2.5   300,000 options ("Options") in the form
attached hereto as Exhibit F exercisable into common stock of Purchaser with an exercise price set at the average closing bid price on the NASDAQ National Market System for the ten (10) trading days preceding the Effective Date. Ness, Gistaro and Mijangos shall receive 165,411, 119,589 and 15,000 Options, respectively.

     2.2.6 Up to $50,000 Plant Closing Payment to be paid immediately prior to the Plant Closing Date as provided in Section 6.3.2.

     2.3 No Assumption of Liabilities. Purchaser hereby does not assume nor does it agree to perform or discharge any liabilities, obligations or commitments of any nature of Seller, whether known or unknown, contingent or fixed or otherwise, including without limitation, all liabilities related to the employment and/or termination of personnel, any brokers' or finders' fees relating to the transactions contemplated hereby, all taxes due and all income, sales, use, withholding and payroll taxes accrued through the Closing; provided that, Purchaser hereby does assume Seller's liabilities with respect to purchase orders with existing suppliers/vendors as of the Closing Date and material contracts included in the Purchased Assets.

     2.4     Sales and Other Taxes.

     2.4.1 Seller shall pay and discharge promptly when due any sales, use, transfer, excise, and other like taxes imposed or levied by the State of Texas and/or any other state or governmental agency by reason of the sale and transfer of the Purchased Assets (the "Seller Transfer Taxes"). Seller and Purchaser shall cooperate with each other to the extent reasonably requested and legally permitted to minimize the Seller Transfer Taxes.

     2.4.2 Following the Closing, Seller shall remain responsible for preparing and filing any state and federal income tax forms relating to the operation of the Business up to and including the Closing Date, and shall pay and discharge promptly when due any state or federal income tax payments and any other taxes related to the Business up to and including the Closing Date.

     2.5 Purchase Price Allocation. The Purchase Price shall be allocated to the Purchased Assets as follows: (i) $200,000 for the Plant Equipment identified on Exhibit A-4, (ii) $975,000 for goodwill,
(iii) the Useable Inventory Amount for inventory and (iv) the value of the Options for the Consulting Agreements and Broker Agreement. The Existing Business Earnout Amount and the New Business Earnout Amount, once calculated and paid, will be allocated to goodwill. Purchaser and Seller each agree to use such allocation in filing Internal Revenue Code Form 8594.

     3.      REPRESENTATIONS AND WARRANTIES OF SELLER AND FOUNDERS.

     Seller and Founders hereby jointly and severally represent and warrant to Purchaser that except as set forth on the Disclosure Schedule attached to this Agreement the following statements are true and correct as of the Effective Date:

     3.1 Organization, Standing and Corporate Power. Seller is a duly organized corporation, validly existing and in good standing under the laws of the State of Oregon, and has all requisite corporate power and authority to own or lease and operate its respective properties and to carry on the Business related to the Purchased Assets as now conducted; and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where failure to qualify would not have a material adverse effect on the Business.

     3.2 Due Authorization and Binding Effect. Seller has all requisite corporate power and full legal right to enter into this Agreement and to perform all of its agreements and obligations under this Agreement. This Agreement has been, and as of the Closing Date will be, duly authorized, executed, and delivered by Seller and, assuming due authorization, execution, and delivery by Purchaser, constitutes the legal, valid, and binding obligations of Seller enforceable against it in accordance with its terms except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on the right of specific performance or other equitable principles.

     3.3 Title; Absence of Liens. Seller has good and marketable title to the Purchased Assets, owns all of the Purchased Assets free and clear of all claims, liens, security interests, restrictions or other encumbrances, and has the right to transfer such title to the Purchased Assets to Purchaser. The Purchased Assets constitute all the assets necessary to operate the Business as conducted by Seller. At the Closing, Seller will sell and transfer the Purchased Assets to Purchaser and Purchaser will acquire complete right, title, and ownership in and to the Purchased Assets, free and clear of any liens, encumbrances, claims, restrictions, or reversionary rights, created by Seller.

     3.4 No Conflicts; Consents. The execution and the delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or encumbrance, or require consent pursuant to any provision of the Articles of Incorporation or Bylaws of Seller, or any provision (including, but not limited to, financial or other covenants) of any Material Contract (as hereafter defined) to which Seller is a party or by which Seller or any of its respective properties or assets (including the Purchased Assets) are bound or affected, nor will such actions give to any other person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to any of the Purchased Assets.

     3.5 Litigation. There is no action, suit, proceeding or investigation in progress or pending before any court or governmental agency, against or relating to the Business or the Purchased Assets, nor, to the best Knowledge of the Founders and Seller, any threat thereof or any basis therefor. Seller is not a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the Purchased Assets.

     3.6     Compliance with Laws and Regulations; Governmental
Licenses, Etc. To the best of the Knowledge of the Founders and Seller, Seller is in compliance in all material respects with all statutes, laws, rules and regulations with respect to or affecting Purchaser's use and enjoyment of the Purchased Assets, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. To the best of the Knowledge of the Founders and Seller, Seller has received no notice to the contrary that,
(i) Seller is not subject to any order, injunction or decree issued by any governmental body, agency, authority or court which could impair the ability of Seller to consummate the transactions contemplated hereby or which could materially adversely affect Purchaser's use and enjoyment of the Purchased Assets, and (ii) Seller possesses all licenses, permits and governmental or other regulatory approvals and authorizations which are required in order for Seller to operate the Business as presently conducted, and is in compliance in all material respects with all such licenses, permits, approvals and authorizations.

     3.7 Taxes. Seller has timely filed within the time period for filing or any extension granted with respect thereto all Federal, state, local and other returns and reports relating to any and all taxes or any other governmental charges, obligations or fees for taxes and any related interest or penalties ("Tax" or "Taxes") required to be filed by it with respect to its business and the Purchased Assets and Seller in good faith, after reasonable investigation, represents that such returns and reports are true and correct. To the best Knowledge of Seller, Seller has paid all Taxes, if any, shown to be due and payable on said returns and reports and has withheld with respect to employees all Federal and state income Taxes, FICA, FUTA and other Taxes required to be withheld and has timely paid all sales, use and similar Taxes. No income, sales, use or similar Tax return or report of Seller has been examined or audited by the Internal Revenue Service or any state taxing authority. There are no pending or, to the best of Seller's officers' and directors' Knowledge, threatened audits, examinations, assessments, asserted deficiencies or claims for additional Taxes. To the best of Seller's officers' and directors' Knowledge, there are no liens or similar encumbrances relating to or attributable to Taxes on the Purchased Assets.

     3.8 Environmental Compliance. To the best of the Knowledge of the Founders and Seller, and no notice has been received to the contrary, (i) in connection with the operation of Seller's business, Seller is not in violation of, or delinquent in respect to, any material decree, order or arbitration award or law, statute, or regulation of or agreement with, or any license or permit from, any governmental authority to which it or its properties, assets, personnel or business are subject (or to which it is itself subject) and which relates to the environment (including, without limitation, laws, statutes, rules and regulations and the common law relating to environmental matters and contamination of any type whatsoever ("Environmental Laws")), and (ii) Seller has obtained all permits, licenses and other authorizations required under Environmental Laws, where the failure to obtain any such permit, license or authorization would have a material adverse effect on Seller's business.

     3.9 Accuracy of Material Facts; Copies of Materials. No representation, warranty or covenant of the Founders or Seller contained in this Agreement contains any untrue statement of a material fact known by Seller to be untrue or fails to state material facts known by Seller to be necessary in order to make the statement contained therein not misleading. With respect to all materials and financial information relating to the Business and Purchased Assets prepared by or at the direction of Seller and delivered to Purchaser, the Seller has acted in good faith and exercised good faith efforts to prepare such information and materials so that they do not contain any untrue statement of material fact or omit a statement of material fact which is necessary to make the statements contained therein not misleading. Seller has delivered true, complete and accurate copies of each contract, agreement, license, lease and similar document (or summaries of same) referred to in any Exhibit or Schedule hereunder or included in the Purchased Assets to the extent required by this Agreement.

     3.10 Financial Statements. Seller's (i) unaudited statement of income (loss), statement of shareholders' equity (deficit), and statement of cash flows for its fiscal year ended June 30, 1998 and
(ii) unaudited balance sheet at November 30, 1998 previously provided to Purchaser are each true and complete, have been prepared in accordance with GAAP (except as described in Section 1.15 above), applied on a consistent basis through the periods indicated, and fairly present the financial position of Seller and its results of operations as of the respective dates and for the respective periods indicated.

     3.11 Guarantees. Seller has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

     3.12 Material Contracts. Schedule 3.12 lists and contains a description of all material contracts, agreements and instruments relating to the Business to which Seller or any subsidiary of Seller is a party ("Material Contracts"). All Material Contracts are valid, binding, in full force and effect, and enforceable by Seller in accordance with their respective terms. No Material Contract contains any material liquidated-damages, penalty or similar provision. To the best of the Knowledge of the Founders and Seller, no party intends to cancel, withdraw, modify or amend any such Material Contract.

     3.13 Defaults. To the best Knowledge of the Founders and Seller, Seller is not in default under or in breach or violation of any written contract, commitment or restriction to which Seller is a party or to which Seller or any of its properties are bound, where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on the operations, assets, financial condition or prospects of the Business. To the best of the Knowledge of the Founders and Seller, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any material contract, commitment, or restriction relating to the Business and to which Seller are bound or by which any of the Purchased Assets are bound, where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on the operations, assets, financial condition or prospects of the Business.

     3.14    Customers.  Seller has, in good faith, provided
Purchaser with a list which includes all of the customers from which Seller has solicited business relating to the Business ("Business Customers"), after exercising good faith efforts to prepare such list. The Business Customers lists are attached hereto as Exhibit D and Exhibit
E. Seller is not aware of any event, happening or fact which would lead it to believe that any of the Existing Business Customers listed on Exhibit D will discontinue its purchases after the Closing.

     3.15 Trademarks and Trade Names. All trademarks or trade names, copyrights, service marks or other proprietary rights that are necessary to the conduct of the Business are useable by Seller and will not be impaired or restricted as a result of the consummation of the transactions contemplated hereby. To the best of the Knowledge of the Founders and Seller, the conduct of the Business conducted by Seller or the use and ownership of the Purchased Assets does not infringe any trademark, trade name, service mark, copyright or other proprietary right of any other person. No litigation is pending or has been threatened against Seller, to the best of the Knowledge of the Founders and Seller, for the infringement of any trademarks or trade names of any other party or for the misuse or misappropriation of any other proprietary right owned by any other party; nor, to the best of the Knowledge of the Founders and Seller, does any basis exist for any such litigation.

     4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller that the following statements are true and correct as of the Effective Date and as of the Closing Date.

     4.1 Organization, Standing and Corporate Power. Purchaser is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease and operate its properties and to carry on the business related to the Purchased Assets as proposed to be conducted.

     4.2 Due Authorization and Binding Effect. Purchaser has all requisite corporate power and full legal right to enter into this Agreement and to perform all of its agreements and obligations under this Agreement. This Agreement has been, and as of the Effective Date will be, executed and delivered by Purchaser and, assuming execution and delivery by Seller, constitutes the legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on the right of specific performance or other equitable principles.

     4.3 Effect of Agreement; Consents. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or encumbrance pursuant to any order, rule, law or regulation of any court or governmental authority, foreign or domestic, or any provision of any material agreement, instrument, understanding, order, judgment or decree to which Purchaser is a party or by which Purchaser is bound. No consent of any third party or any governmental authority is required to be obtained on the part of Purchaser to permit the consummation of the transactions contemplated by this Agreement.

     5.      COVENANTS OF SELLER.

     5.1     Access to Documents.  If, on or before the Closing
Date, Purchaser wishes to be furnished with additional information or documents relating to the Purchased Assets, for the purposes of Purchaser's due diligence, and if such information or documents are in the possession of Seller and can reasonably be furnished to Purchaser, Seller shall, upon written request therefor, promptly furnish such information or documents to Purchaser.

     5.2     Operation of Business Prior to Closing.

     5.2.1 During the period from the Effective Date through the Closing Date ("Pre-Closing Period"), Seller shall use all reasonable efforts to operate the business as heretofore conducted and to ensure that it preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Seller.

     5.2.2 During the Pre-Closing Period, Seller shall not enter into or become bound by, or permit any of the Purchased Assets to become bound by, any contract without the express written consent of Purchaser, except for the acceptance of customer orders and the placement of orders with vendors executed in the normal course of business and in accordance with past practice; and Seller shall keep in full force or renew all insurance policies.

     5.3     Operation of Plant After Closing.

     5.3.1 During the period from the Closing Date through the Plant Closing Date (the "Transition Period"), Seller shall allow Purchaser to take possession of the Plant and to continue to operate the Business from the Plant while Purchaser is integrating the Business with its business operations.

     5.3.2 During the Transition Period, Purchaser shall comply with all obligations of Seller under the lease (the "Plant Lease") with ProLogis Trust (f.k.a. Security Capital Industrial Trust, "Lessor"), except that Seller shall continue to make timely payments of all rent and additional rent required by the terms of the Plant Lease; provided that, pursuant to Section 6.3.2 of this Agreement, Purchaser shall reimburse Seller for all such rent and additional rent related to the Plant Lease incurred by Seller during the Transition Period.
5.3.3 On or before the Closing Date, Seller shall deliver to Purchaser all required documentation reasonably requested by Purchaser to evidence Lessor's consent to Purchaser's occupation of the Plant and operation of the Business from the Plant during the Transition Period.

     5.4 Plant Closing. Seller shall pay (i) all costs and expenses associated with closing the Plant and returning possession of the Plant to Lessor in acceptable condition and (ii) any early termination, lease buyout or similar payment required by the Plant Lease upon returning possession to the Lessor.

     5.5 Employment Offers After Closing. Seller acknowledges that (i) Seller's employees identified on Exhibit G (the "Employees") shall be offered employment with Purchaser after the Closing and (ii) in connection therewith, in accordance with a mutual agreement among Purchaser and the Employees, the Employees will provide services to Purchaser in connection with Purchaser's operation of the Business.

     5.6 Employment Liability. Seller shall comply with and be responsible for all obligations to its employees with respect to the termination of such employees following the Closing Date or the Plant Closing Date.

     5.7 Cooperation. Seller will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon Purchaser in connection with the consummation of the transactions contemplated by this Agreement. Seller will take all reasonable actions necessary to obtain (and will cooperate with Purchaser in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made by Seller (or by Purchaser) in connection with the taking of any action contemplated by this Agreement.

     5.8 Covenant Not to Compete with Purchaser. Each of Seller and Founders agrees that, effective as of the Closing Date and for a period of three (3) years thereafter, it shall not, without the written consent of Purchaser, directly or indirectly provide any service that competes with the Business purchased by Purchaser from Seller, including the production and/or distribution of pastas and/or sauces, or any like or similar activities in the geographic markets where Purchaser operates its business; provided that, the freight activities of Koolpac shall not be deemed a violation of this Section 5.8 of this Agreement. Whenever possible, each provision of this Section 5.8 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision. If any provision of this Section 5.8 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 5.8 but shall be confined in its operation to the provision of this Section 5.8 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 5.8 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

     5.9 Public Announcements. Purchaser and Seller shall attempt in good faith to consult with each other prior to either party issuing any press release or otherwise making any public statement with respect to this Agreement, or the other transactions contemplated hereby, shall provide to such other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to attempting in good faith such consultation and review, unless required by applicable law.

     6.      COVENANTS OF PURCHASER.

     6.1     Access to Documents.  If, after the Closing Date,
(i) in order to properly prepare its tax returns or other documents or reports required to be filed with governmental authorities or its financial statements; (ii) in connection with any threatened or pending litigation or claim which involves or may involve the Business or sale of the Business; or (iii) for any other reasonable purpose, it is necessary that Seller be furnished with additional information or documents relating to the Purchased Assets and such information or documents are in Purchaser's possession, and can reasonably be furnished to Seller, Purchaser shall, upon written request thereof, promptly furnish such information or documents to Seller. Seller shall reimburse Purchaser for the cost of copying or shipping any requested documents.

     6.2 Cooperation. Prior to and following the Closing Date, Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to Seller in connection with any such requirements imposed upon Seller in connection with the consummation of the transactions contemplated by this Agreement. Prior to and following the Closing Date, Purchaser will take all reasonable actions necessary to obtain (and will cooperate with Seller in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made by Purchaser (or by Seller) in connection with the taking of any action contemplated by this Agreement.

     6.3     Plant Closing.

     6.3.1 Purchaser shall give Seller prompt notice of its intention to close the Plant, but in no event shall such notice be less than sixty (60) days prior to the date on which Purchaser intends to close and vacate the Plant; provided that, if Purchaser gives less than sixty (60) days notice, Purchaser shall pay any pro rata portion of any fee incurred by Seller under the Plant Lease as a result of Purchaser giving less than sixty (60) days notice of its intention to close and vacate the Plant.

     6.3.2   Prior to the Plant Closing Date, Purchaser shall
(i) pay Seller a sum equal to $50,000, less any Extraordinary Costs (defined below) that Purchaser demonstrates it incurred in vacating the Plant, less any bonus (the "Continuation of Employment Bonus") paid to Employees as set forth in Exhibit H and previously approved by Seller, plus an amount equal to all sums paid by Seller to Lessor or any third party under and pursuant to the Plant Lease and not previously reimbursed (the "Rent Reimbursements") during the Transition Period (the "Plant Closing Payment") to help Seller cover expenses incurred pursuant to
Section 5.4 above, (ii) remove all property and equipment from the Plant, and (iii) clean the Plant so that the condition of the Plant satisfies requirements of the Plant Lease. "Extraordinary Expenses" mean the reasonable and necessary costs incurred by Purchaser to repair damages to the premises occasioned by its removal of trade fixtures that were affixed to the Plant, provided that Purchaser has previously notified Seller and received Seller's approval to effect such removal, but Extraordinary Expenses do not include the usual and ordinary expenses of moving, including the reasonable and necessary costs to leave the Plant broom clean.

     6.4 Earnout. Within five (5) days following the termination of the Existing Business Earnout Period and the New Business Earnout period, respectively, Purchaser shall prepare and deliver an accounting of the Existing Business Earnout Amount and the New Business Earnout Amount and shall provide Seller access to Purchaser's books and records used to prepare the accounting.

     6.5 Operation of Business by Purchaser After Closing Date. From and after the Closing Date, until the Existing Business Earnout Amount and the New Business Earnout Amount have been calculated, Purchaser shall use reasonable efforts to operate the Business substantially as the Business had been conducted prior to the Closing Date to maintain and grow existing accounts.

     7.      CONDITIONS PRECEDENT TO CLOSING.

     7.1 Conditions to Obligations of Purchaser. Except as otherwise provided in this Agreement, all obligations of Purchaser under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing by Purchaser:

     7.1.1   Representations and Warranties.  The
representations and warranties of Seller contained in this Agreement shall be true and correct when made and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

     7.1.2 Performance of Obligations. Seller shall have performed, satisfied and complied with all covenants required by this Agreement to be performed and complied with or satisfied by it on or before the Closing Date.

     7.1.3 Corporate Proceedings of Seller. All corporate and other proceedings required to authorize the execution, delivery, and performance of this Agreement by Seller shall have been conducted.

     7.1.4 Approval of Documentation. The form and substance of all certificates, instruments, schedules, and other documents delivered by Seller to Purchaser under this Agreement shall be reasonably satisfactory to Purchaser and its counsel.

     7.1.5 Legal Opinion. Purchaser will have received an opinion from Seller's counsel satisfactory to Purchaser substantially in the form attached hereto as Exhibit I.

     7.1.6 Certificate of Good Standing. Purchaser will have received from Seller certificates from the State of Oregon and the State of Texas dated as close to the Closing as possible certifying that the Seller is existing or in good standing, as applicable, with each state's Secretary of State.

     7.1.7 Consents. All Consents (including consents relating to the assignment of a Material Contract) required to be obtained in connection with the sale of the Purchased Assets and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except where the failure to obtain such Consents would not reasonably be expected to have a material adverse effect on the Business.

     7.2 Conditions to Obligations of Seller. Except as otherwise provided in this Agreement, all obligations of Seller under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing by Seller.

     7.2.1   Representations and Warranties.  The
representations and warranties of Purchaser contained in this Agreement shall be true and correct when made and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

     7.2.2 Performance of Obligations. Purchaser shall have performed, satisfied and complied with all covenants required by this Agreement to be performed and complied with or satisfied by it on or before the Closing Date.

     7.2.3 Authorization Proceedings of Purchaser. All proceedings required to authorize the execution, delivery and performance of this Agreement by Purchaser shall have been conducted.

     7.2.4 Approval of Documentation. The form and substance of all instruments, schedules, and other documents delivered by Purchaser to Seller under this Agreement shall be reasonably satisfactory to Seller.

     8.      THE CLOSING.

     8.1 Time and Place. The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301-1825, or at such other place as Purchaser and Seller may agree, at 1:00 p.m., local time, on the Effective Date, March 12, 1999 or such later date as Purchaser and Seller may agree (the "Closing Date").

     8.2     Seller's Actions at the Closing.  At the Closing,
Seller will deliver to Purchaser the following instruments and documents:

     8.2.1 bills of sale and assignment conveying, in the aggregate, ownership of all of the Purchased Assets to Purchaser;

     8.2.2 an opinion from Seller's counsel satisfactory to Purchaser substantially in the form attached hereto as Exhibit I;

     8.2.3 such additional duly executed documents of assignment or transfer of title as may be necessary to transfer and assign to Purchaser the Purchased Assets and to permit Purchaser to register ownership of any of the Purchased Assets in its own name;

     8.2.4 a good standing certificate from the Secretary of State of the State of Texas and a certificate of existence from the Secretary of State of the State of Oregon for Seller as of a date not earlier than five (5) business days before the Closing;

     8.2.5 purchaser shall have been provided with a certificate executed on behalf of Seller by the President and Chief Financial Officer of Seller and the Founders to the effect that as of the Closing Date:

     (i) all representations and warranties made by Seller under this Agreement are true and complete in all material respects; and

     (ii)    all covenants and conditions of this
     Agreement to be performed by Seller on or before such date have been so performed in all material respects.

     8.2.6 termination statements for all outstanding UCC financing statements, if any, relating to the Purchased Assets;

     8.2.7 all third party consents (including without limitation from Material Contract parties and governmental authorities) necessary for consummation of the transactions contemplated hereby, except that a consent from Cucina to the transactions contemplated by this Agreement shall not be required to be received by Seller and delivered to Purchaser prior to the Closing;

     8.2.8   all documents relating to the Intellectual
Property identified on Exhibit A-1; and

     8.2.9 such other documents and instruments as shall be reasonably requested by Purchaser to effect the transactions contemplated hereby.

     8.3     Purchaser Actions at the Closing.  At the Closing,
Purchaser will deliver to Seller (a) by wire transfer to an account specified by Seller the amount required by Section 2.2.1 above and (b) executed option agreements covering the Options to Messrs. Ness, Gistaro and Mijangos.

     9.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

     9.1 Survival of Representations. The representations and warranties made by the parties in Sections 3 and 4 of this Agreement shall survive the Closing until termination of the New Business Earnout Period and shall in no manner be limited by any investigation of the subject matter thereof made by or on behalf of any of the parties hereto or by the satisfaction of any condition to the Closing.

     9.2 Indemnification by Seller and Founders. Provided the Closing occurs, Seller and Founders shall indemnify and save harmless Purchaser, its directors, officers and agents from and against any and all losses, liabilities, expenses (including, without limitation, fees and disbursements of counsel and expenses of investigation), claims, liens or other obligations whatsoever (hereinafter individually a "Claim" or collectively "Claims") that Purchaser or any such indemnified party may be required to pay by virtue of or as a result from
(i) the breach of any representation, warranty or covenant made by the Founders or Seller in this Agreement or otherwise made in writing, by an officer of Seller, and delivered by Seller to Purchaser in connection with the transactions contemplated hereby; and (ii) any failure of Seller to perform or comply with any of its covenants and agreements set forth herein or in any other document executed in connection with the transactions contemplated hereby.

     9.3 Indemnification by Purchaser. Provided the Closing occurs, Purchaser shall indemnify and save harmless Seller, its directors, officers and agents and the Founders against any Claim that Seller or any such indemnified party may be required to pay by virtue of or as a result from (i) the breach of any representation, warranty, or covenant made by Purchaser in this Agreement or otherwise made in writing, by an officer of Purchaser, and delivered by Purchaser to Seller in connection with the transactions contemplated hereby; and (ii) the operation of the Business following the Closing.

     9.4 Conditions Precedent to Liability. The following are conditions precedent to any liability of the Founders or Seller under paragraph 9.2 or Purchaser under paragraph 9.3:

     9.4.1 Purchaser or Seller shall give the other party prompt written notice of any event or assertion of which it has knowledge concerning any Claims and as to which it may request indemnification and such notice must be received within twelve (12) months from the Closing Date, or such claims shall be barred.

     9.4.2 Purchaser and Seller shall cooperate with and assist each other in defending or settling the Claims.

     9.4.3 Each Party shall permit the defending party to control the defense or settlement of the Claims, including selection of counsel, provided that such counsel shall be reasonably satisfactory to the other party. Either party may maintain separate counsel at its own cost and expense in connection with any Claim.

     9.4.4 In no event shall either party settle a Claim without the prior written approval of other party, which approval shall not be unreasonably withheld.

     9.5 Survival of Indemnification Obligations. The indemnification obligations of the parties under Section 9.2 and Section
9.3 shall continue in full force and effect as to any Claim as to which notice has been given pursuant to Section 9.4.1 above until such Claim has been settled either by mutual agreement of the parties concerned, by arbitration in accordance with the provisions of this Agreement or, in the event of a Claim resulting from legal action by a third party, by the final order, decree or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired with no appeal having been taken).

     9.6 Resolution of Disputes. Any dispute over an indemnity claim under Section 9.2 or 9.3 above (a "Contested Claim") shall be settled by arbitration in Monterey County, California and, except as herein specifically stated, in accordance with Section 11.11 below. Purchaser and Seller agree that any of the parties may elect to postpone the arbitration of all Contested Claims until one (1) year from the Closing in order to consolidate the arbitration of all Contested Claims.

     9.7 Holdback. As security for Seller's and Founders' indemnification obligations under Section 9.2 of this Agreement, Seller and Founders agree that if a Claim is asserted prior to the termination of either the Existing Business Earnout Period or the New Business Earnout Period, then Purchaser shall, subject to Section 9.5 of this Agreement, be entitled to delay any payments due under Sections 2.2.3 or
2.2.4 of this Agreement until resolution of the Claim and Purchaser shall be entitled to deduct any payment required to settle or otherwise resolve a Claim that is not a Contested Claim, or to settle or resolve a Contested Claim concerning which final arbitration has been rendered, from any amount due to Seller under Sections 2.2.3 or 2.2.4 of this Agreement. Such holdback shall be Purchaser's exclusive remedy for any Claim timely asserted pursuant to Section 9 of this Agreement.

     10.     TERMINATION.

     10.1 Mutual Agreement. This Agreement may be terminated and abandoned at any time prior to the Closing Date by the written consent of all parties hereto, in which case the parties shall not have any obligation whatsoever to each other with respect to this Agreement, the transactions provided for in this Agreement, or expenses incurred in connection with or in contemplation of such transactions; provided that, the Confidentiality Agreement executed by Seller and Purchaser on March 19, 1998 shall remain in full force and effect and survive any termination of this Agreement.

     10.2 Termination by Purchaser. This Agreement may be terminated by Purchaser in the event that any one or more of the conditions set forth in Section 7.1 (Conditions to Obligations of Purchaser) are not satisfied on or before the Closing Date, unless Purchaser waives any such condition upon such terms, if any, that Purchaser deems appropriate.

     10.3 Termination by Seller. This Agreement may be terminated by Seller in the event that any one or more of the conditions set forth in Section 7.2 (Conditions to Obligations of Seller) are not satisfied on or before the Closing Date, unless Seller waives any such condition upon such terms, if any, that Seller deems appropriate.

     11.     GENERAL PROVISIONS.

     11.1 Assignment. Neither this Agreement nor any right of any party under it may be assigned by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld; except, Purchaser may assign this Agreement to any parent, subsidiary, or affiliate or to any third party which succeeds by operation of law to, or purchases or otherwise acquires substantially all of the assets of Purchaser and which assumes Purchaser's obligation hereunder.

     11.2 Expenses. The parties will each be responsible for their own legal and accounting fees and expenses and any other expenses in connection with the transactions contemplated hereby.

     11.3 Notices and Representatives. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and will be deemed effective when delivered in person, when sent by confirmed facsimile, if promptly confirmed in writing, on the third day after the day on which mailed by first class mail from within the United States of America, or the day following delivery to a national or international overnight courier service to the following addresses or to such other address as either party may specify in writing to the other party:
To Seller at:
     Frescala Foods, Inc.
     6645 North Ensign Street
     Portland, OR 97217
     Attention:  Steven A. Ness
     Facsimile:  (503) 978-2190

     with a copy to:
     Parisi & Parisi, P.C.
     Suite 100
     The Annand Building
     1630 S.W. Morrison
     Portland, OR  97205
     Attention:  Robin Parisi
     Facsimile:  (503) 721-2300

     To Mr. Ness:
     c/o Frescala Foods, Inc.
     6645 North Ensign Street
     Portland, OR 97217
     Attention:  Steven A. Ness
     Facsimile:  (503) 978-2190

     To Mr. Gistaro:
     Edward Gistaro
     2 Henly
     San Antonio, TX 78257
     Facsimile: (210) 472-1186

To Purchaser at:
     Monterey Pasta Company
     1528 Moffett Street
     Salinas, CA  93905
     Attention:  Stephen L. Brinkman
     Facsimile:  (831) 753-6257

with copy to:
     Gray Cary Ware & Freidenrich LLP
     400 Hamilton Avenue
     Palo Alto, CA  94301
     Attention:  Eric Lapp
     Facsimile:  (650) 327-3699

     11.4 Entire Agreement and Modification. This Agreement (including its Exhibits and Schedules) constitutes the entire agreement of Purchaser and Seller relating to the purchase and sale of the Purchased Assets and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, letters of intent and agreements in principle between them, whether written or oral, relating to that subject matter. This Agreement (including its Exhibits and Schedules) may only be amended by a written instrument signed by Purchaser and Seller.

     11.5 Governing Law. This Agreement will be governed by, and construed under, the laws of the State of California without giving effect to its conflict of law provisions. The parties hereto agree to submit to the personal, but not exclusive, jurisdiction of the state and federal courts in California with respect to the enforcement or interpretation of this Agreement or the parties' obligations hereunder.

     11.6 Waiver. Delay or failure to exercise any right or remedy under this Agreement shall not impair such right or remedy or be construed as a waiver thereof or as acquiescence in a default. Waiver of any breach or failure of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement.

     11.7 Further Instruments. Each party shall execute and deliver such further instruments and documents, and take such further actions, as may be reasonably requested by the other after the Closing to carry out the purposes of this Agreement.

     11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     11.10 Separability. In case any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of then remaining provisions shall not in any way be affected or impaired thereby.

     11.11 Arbitration. Any disputes between Purchaser and Seller with respect to this Agreement shall be settled by binding, final arbitration in Monterey County, California and in accordance with the commercial arbitration rules of the American Arbitration Association then in effect ("AAA Rules"). However, in all events, the following arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available.

     11.11.1  Any such arbitration shall be conducted
before a single arbitrator who shall be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

     11.11.2  The AAA Rules for the selection of the
arbitrator shall be followed.

     11.11.3 Purchaser and Seller, as applicable, shall share equally in the initial compensation to be paid to the arbitrator in any such arbitration and the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the discretion to grant to the prevailing party in any arbitration an award of attorneys' fees and costs, and all costs of arbitration.

     11.11.4 The parties shall be entitled to conduct discovery proceedings in accordance with the provisions of the Federal Rules of Civil Procedure, subject to any limitation imposed by the arbitrator.

     11.11.5  For any claim submitted to arbitration,
the burden of proof shall be as it would be if the claim were litigated in a judicial proceedings.

     11.11.6  Upon the conclusion of any arbitration
proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by him or her and shall deliver such documents to each party to this Agreement along with a signed copy of the award.

     11.11.7 Except with respect to Section 5.8 hereof, the arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement, the Consulting Agreements or the Broker Agreement.

     11.11.8  Arbitration shall be the sole and
exclusive remedy of the parties.

     11.11.9  The parties acknowledge that no other
action need be taken by Purchaser or Seller before proceeding directly in accordance with the provisions of this Agreement.
[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the signatories warrant that they have the authority to sign on behalf of their respective companies and hereby have executed this Agreement on behalf of their respective companies as of the date first above written.

MONTEREY PASTA COMPANY                     FRESCALA FOODS, INC.

By:\s\ R. Lance Hewitt                   By: \s\ Steven A. Ness
----------------------------            ------------------------------
Signature                                Signature

R. Lance Hewitt                           Steven A. Ness
----------------------------            ------------------------------
Printed Name                             Printed Name

Title: President and CEO                 Title: President

By:\s\ Stephen L. Brinkman               By: James L. Keller
----------------------------            ------------------------------
Signature                                Signature

Stephen L. Brinkman                      James L. Keller
----------------------------            ------------------------------
Printed Name                             Printed Name

Title: Chief Financial Officer           Title: Secretary Treasurer



                                           FOUNDERS

                                         By: \s\ Steven A. Ness
                                        ------------------------------
                                         Signature

                                          Steven A. Ness
                                        ------------------------------
                                         Printed Name

                                         By: \s\ Edward P. Gistaro
                                        ------------------------------
                                         Signature

                                          Edward P. Gistaro
                                        ------------------------------
                                         Printed Name




                                     EXHIBIT INDEX

     Exhibit A

     Purchased Assets

     Exhibit B

     Form of Consulting Agreement

     Exhibit C

     Broker Agreement

     Exhibit D

     Existing Business Customers

     Exhibit E

     New Business Customers

     Exhibit F

     Form of Option

     Exhibit G

     Employees

     Exhibit H

     Continuation of Employment, Bonus

     Exhibit I

     Legal Opinion